Exhibit 10.37

Performance Restricted Stock Unit Agreement

This Performance Restricted Stock Unit Agreement (the “Agreement”), entered into between (Name) (the “Participant”) and Woodward, Inc., a Delaware corporation (the “Company”), hereby grants an award of Performance Restricted Stock Units (the “Award”) to the Participant as of __, ____ (the “Start Date”). By accepting this Agreement, the Participant is agreeing to all of the terms of this Agreement, including (but not limited to) Section 25 regarding important acknowledgements by the Participant regarding this Award. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Woodward, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

A.
Pursuant to the Plan, the Company, by action of the Administrator of the Plan, is authorized to grant Performance Restricted Stock Units to Service Providers in order to attract and retain the best available individuals for positions of substantial responsibility, provide additional incentive to such individuals, and promote the success of the Company's business, as well as to encourage stock ownership by Plan participants, thereby aligning their interests with those of the Company’s stockholders.

B.
The Company desires to grant Performance Restricted Stock Units to the Participant in accordance with the terms of the Plan and this Agreement. The Performance Restricted Stock Units (the “PRSUs”) under this Agreement are Restricted Stock Units under the Plan.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the Company hereby grants PRSUs to the Participant, as follows:

1.
Grant of PRSUs. The Company hereby grants to the Participant PRSUs, subject to the terms and conditions set forth in this Agreement and the Plan. The number and kind of shares subject to this grant of PRSUs are subject to adjustment as provided by the Plan. The Threshold Number, Target Number, and Maximum Number of PRSUs under this Agreement are:

Threshold Number of PRSUs: This Award has a Threshold Number of PRSUs equal to [NUMBER]

Target Number of PRSUs: This Award has a Target Number of PRSUs equal to [NUMBER]

Maximum Number of PRSUs: The maximum number of PRSUs that may vest under this Award is 150% of the Target Number of PRSUs specified above.

2.
Company’s Obligation to Pay. Each PRSU represents the right to receive a Share on the date it vests. Unless and until the PRSU will have vested in the manner set forth in Sections 3, 4, or 5 of this Agreement, the Participant will have no right to payment of any such PRSUs, nor any rights associated therewith (subject to Section 15 below), nor any voting rights. Prior to actual

Exhibit 10.37

payment of any vested PRSUs, such PRSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.
Vesting of PRSUs.

A.
General. The PRSUs are subject to forfeiture until they vest (and to the limited extent provided in Section 25). The number of PRSUs in which the Participant may vest will depend on (i) subject to the limited exceptions set forth below in Sections 4 or 5 whether the Participant continues to be a Service Provider through the Performance Period, and (ii) the achievement of specified performance criteria (the “Performance Goal”) as set forth in further detail below. The number of PRSUs that will vest and become payable, if any, under this Agreement shall be determined by the Administrator based on the level of achievement of the Performance Goal and shall be rounded to the nearest whole PSU.

B.
Performance Period. The period during which the Performance Goal may be achieved begins on the Start Date and ends on the third anniversary of the Start Date (such period being the “Performance Period”). Except as otherwise specifically provided herein, the PRSUs, if any, will vest and become nonforfeitable upon the completion of the Performance Period. The specific number of PRSUs that will vest, if any, will be determined in accordance with this Section 3.

C.
Performance Goal. The Performance Goal applicable to the PRSUs relates to the total shareholder return (“TSR”) achieved by the Company (“Company TSR”) relative to the TSR achieved by the companies that comprise the S&P MidCap 400 Index as of the Start Date (such index, the “Index,” such companies, the “Index Companies,” and such relative TSR, the “Relative TSR”). The specific method for determining Company TSR and Relative TSR, including potential adjustments thereto for certain events, is set forth in Exhibit A.

D.
Determining Relative TSR. Relative TSR will be calculated by ranking Company TSR against the TSR of each Index Company, with (i) the highest ranking applied to the highest positive TSR (or any TSR of zero, if no TSRs are positive; or the lowest negative TSR, if no TSRs are positive or zero); and (ii) the lowest ranking applied to the highest negative TSR (or any TSR of zero, if no TSRs are negative, or lowest positive TSR, if no TSRs are negative or zero). Relative TSR will be expressed as a percentile based on the rankings described in this subsection (D) (“Company Percentile Rank”).

E.
Determining the Number of PRSUs that Vest. When the Performance Period has completed, the number of PRSUs that will vest, if any, based on the achievement of

Exhibit 10.37

the Performance Goal will be determined by multiplying the Target Number of PRSUs by the applicable percentage (“Applicable Percentage”) set forth next to the Company Percentile Rank that the Company achieves during the Performance Period in accordance with the following table, subject to section 3(F) (the “Vested PRSUs”):

Company Percentile Rank	Applicable Percentage
Less than 25th	0%
25th (“Threshold Goal”)	50%
50th (“Target Goal”)	100% (“Target Percentage”)
75th (“Maximum Goal”) or greater	150%

Subject to the Negative Company TSR provision in Section 3(F), if the Company Percentile Rank falls between any two percentile ranking levels set forth in the table above, then the Applicable Percentage for that particular Company Percentile Rank will be determined using linear interpolation between the percentile ranking levels that occur immediately above and below such Company Percentile Rank in the table. For example, (A) if the Company Percentile Rank for the Performance Period is at the 37.5 percentile, then Applicable Percentage would be 75% (assuming satisfaction of all applicable vesting criteria); and (B) if the Company’s Percentile Rank is 62.5%, then the Applicable Percentage (assuming satisfaction of all applicable vesting criteria and that Company TSR is not negative) would be 125%.

F.
Negative Company TSR. Notwithstanding the above Applicable Percentages, in the event that the Company TSR achieved in the Performance Period is negative, the maximum Applicable Percentage used to determine the number of PRSUs that will vest will be the Target Percentage.

G.
Dividend Equivalents. The Vested PRSUs, if any, will be credited with Dividend Equivalents. “Dividend Equivalents” shall mean the cash dividend the Participant would have received in connection with the aggregate of each Vested PRSU if each such Vested PRSU had been in the form of one Share actually held by the Participant between the grant date and the settlement date, all as determined by the Administrator. The Dividend Equivalents, if any, shall be deemed to be reinvested in additional shares (which may thereafter accrue additional Dividend Equivalents). All Dividend Equivalents, if any, will vest after the Performance Period has completed, and will otherwise be subject to the same conditions applicable to the underlying PRSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement “PRSUs” shall include any Dividend Equivalents that have been credited to Participant.

Exhibit 10.37

H.
Certification. The achievement of the Performance Goal will be measured and certified in writing (“Certification”) by the Administrator no later than sixty (60) days following completion of the Performance Period. In the event of a Change in Control (which for the avoidance of doubt is defined in the Plan) after the Performance Period while this Award of PRSUs remains outstanding, the Administrator will complete the Certification prior to the completion of such Change in Control.

I.
PRSUs that Do Not Vest. Any PRSUs that have not vested following the end of the Performance Period in accordance with this Agreement (as evidenced by the Certification) will be forfeited immediately and automatically as of such date and the Participant’s right to acquire any Shares subject to such PRSUs will terminate immediately.

4.
Termination as a Service Provider.

A.
Voluntary Termination of Service. Subject to Section 4(E), if the Participant ceases to be a Service Provider due to the Participant’s voluntary termination of service prior to becoming eligible for Retirement (as Retirement is defined below) and prior to the last day of the Performance Period, then all PRSUs granted hereunder shall immediately be forfeited and canceled.

B.
Termination by the Company Other Than for Cause. In the event the Company terminates the Participant’s status as a Service Provider for any reason other than Cause prior to the last day of the Performance Period, and provided that such Participant is not eligible for Retirement (as Retirement is defined below) as of the termination date, the Participant’s payout, if any, will equal the number of PRSUs earned pursuant to actual achievement of the Performance Goal during the Performance Period as determined by the Administrator in accordance with the procedures set forth in Section 3, multiplied by a fraction the numerator of which equals the number of days that the Participant was a Service Provider during the Performance Period and the denominator of which equals 1095.

C.
Termination While Retirement Eligible.

If the Participant ceases to be a Service Provider for any reason other than a termination by the Company for Cause while eligible for Retirement (as defined hereunder) prior to the first anniversary of the Start Date, and subject to Sections 4(D) and 4(E), the Participant’s payout, if any, will equal the number of PRSUs earned pursuant to actual achievement of the Performance Goal during the Performance Period as determined by the Administrator in accordance with the procedures set

Exhibit 10.37

forth in Section 3, multiplied by a fraction the numerator of which equals the number of days that the Participant was a Service Provider during the Performance Period and the denominator of which equals 365.

If the Participant ceases to be a Service Provider for any reason other than a termination by the Company for Cause while eligible for Retirement (as defined hereunder) on or after the first anniversary of the Start Date but prior to the completion of the Performance Period, and subject to Sections 4(D) and 4(E), the Participant’s payout, if any, will equal the number of PRSUs earned pursuant to actual achievement of the Performance Goal during the Performance Period as determined by the Administrator in accordance with the procedures set forth in Section 3 (and for the avoidance of doubt, without proration).

If the Participant is an Employee (including an Employee who subsequently becomes a Consultant), “Retirement” for purposes of this Agreement shall mean (without affecting in any way the “retirement” definition for all other purposes under the Company’s Member Guidebook) termination as a Service Provider, other than for “Cause”, after achieving any of the following: (a) the Participant is at least age 55 with 10 years of service as a Service Provider, (b) the Participant is at least age 65 (with no minimum years of service requirement), or (c) the Participant first becomes an Employee when he or she is age 55 or older and the Participant thereafter achieves 2 or more years of service as a Service Provider. Notwithstanding any of the foregoing, the following shall be disregarded in determining the number of years of service completed for purposes of determining Retirement eligibility of the Participant: (A) any period of service as a Consultant prior to becoming an Employee; and (B) if a Participant terminates his or her employment with the Company and all Affiliates and is subsequently reemployed by the Company or an Affiliate following a period of 12 months or longer, any period of service completed prior to such termination.

D.
Death of Participant. If the Participant dies prior to the last day of the Performance Period, either while a Service Provider or after a termination while eligible for Retirement, then on the date of the Participant’s death all outstanding PRSUs shall immediately vest as if the Target Goal had been achieved (and for the avoidance of doubt, without proration).

E.
Disability of Participant. If, prior to the last day of the Performance Period, the Participant ceases to be a Service Provider by reason of Disability of the Participant (as determined by the Administrator), or if the Participant’s status as a Service Provider was initially terminated while eligible for Retirement, and the Participant subsequently suffers a Disability (as determined by the Administrator), then on the date of the Participant’s termination by reason of Disability or on the date of the Participant’s Disability following a termination while eligible for Retirement, as the case may be, all of the outstanding PRSUs shall immediately vest as if the Target Goal had been achieved (and for the avoidance of doubt, without proration).

Exhibit 10.37

F.
Termination for Cause. If the Participant’s status as a Service Provider is terminated for Cause prior to Certification, the PRSUs shall be forfeited upon the earlier of the receipt by the Participant of notice of such termination of Service Provider status or the effective date of such termination of Service Provider status. For purposes of this Agreement, “Cause” shall mean the occurrence, prior to any termination of a Participant’s status as a Service Provider, of any one or more of the following: (i) the Participant’s willful and continued failure to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company (or in the case of the Company’s officers, the Administrator) believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee, (ii) the Participant’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct by the Participant in the performance of the Participant’s material duties to the Company or any of its subsidiaries, (iii) the Participant’s commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Participant at the expense of the Company or any of its subsidiaries; or (iv) the Participant’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability. No act or failure to act will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. The executive leader of Human Resources shall have the sole and exclusive right to determine whether the Participant has been terminated for Cause for purposes of this Agreement and the Plan; provided, however, that in the event the Participant is an Officer, the Board shall have the sole and exclusive right to make such determination. If the Participant is an Officer, no act or omission will constitute Cause unless (a) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Officer is allowed to appear with legal counsel and (B) the Company has given detailed written notice thereof to the Officer and, where remedial action is feasible, the Officer then fails to remedy the act or omission within a reasonable time after receiving such notice.

G.
Change in Control. If a Change in Control (which for the avoidance of doubt is defined in the Plan) occurs during the Performance Period and the Administrator determines that the PRSUs have been assumed or substituted in accordance with Section 14.3 of the Plan, as of the effective date of the Change in Control, the performance conditions applicable to the PRSUs shall be deemed waived and the PRSUs shall be deemed to have been earned (and eligible to vest) based on the higher of the (i)

Exhibit 10.37

Target Number of PRSUs and (ii) Target Number of PRSUs multiplied by the Applicable Percentage based on actual Company performance for the Shortened Goal Period as follows (such higher number of PRSUs, the “CIC Earned PRSUs”). If a Change in Control is completed during the Performance Period, the Performance Period will be shortened to end on the date of the Change in Control (such shortened Performance Period, the “Shortened Goal Period”). On or after the last day of the Shortened Goal Period, the Administrator will determine the extent to which the Performance Goal has been achieved. For purposes of determining Relative TSR, the Company’s ending price for determining Company TSR for the Shortened Goal Period will be equal to the sum of the amount of any cash consideration and the value of any securities or other property or consideration received by the Company’s stockholders (or the Company, as applicable, such as in the case of a Change in Control that results from the sale of assets of the Company), as determined by the Administrator, in its sole discretion. Such CIC Earned PRSUs shall otherwise remain subject to the service and other conditions in this Agreement and the PRSUs shall be eligible to vest at the end of the Performance Period (i.e., on the third anniversary of the Start Date), or, if earlier, upon the events set forth in Section 5, if applicable.

Notwithstanding anything to the contrary in this Agreement, in the event of (i) a Change in Control, and (ii) the termination of the Participant’s status as a Service Provider by the Company (or any Parent or Subsidiary) without Cause (as defined in Paragraph 4(E)) or by the Participant for Good Reason (as defined below) within the time period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is twenty-four (24) months following a Change in Control, then the Participant will immediately vest in the CIC Earned PRSUs. For purposes of this Agreement, if the Participant is an Employee, then “Good Reason” means without the Participant’s express written consent, the occurrence of any one or more of the following (whether on account of a single action or a series of actions): (i) the material diminution in the Participant’s authorities, duties or responsibilities as an employee of the Company, (ii) the Company’s requiring the Participant to have a principal job location in excess of fifty (50) miles from the location of the Participant’s principal job location at any time during the 12 month period immediately preceding the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations, (iii) a reduction by the Company of the Participant’s regular annual rate of pay which the Participant is receiving as base salary by more than 10%, (iv) a reduction by the Company of more than 10% in the Participant’s overall compensation, including short and long term incentive compensation opportunities (including, but not limited to, equity compensation awards at target grant date fair value), employee benefits and retirement plans, policies, practices or other compensation arrangements in which the Participant participates, or (v) a material breach of this Agreement by the Company.

Exhibit 10.37

Unless the Employee becomes Disabled, the Employee’s right to terminate employment for Good Reason shall not be affected by ’such person’s incapacity due to physical or mental illness. A termination of employment by the Employee for one of the reasons set forth in subparagraphs (i) through (v), above, will not constitute “Good Reason” unless, within the 90 day period immediately following the occurrence of such Good Reason event, the Employee has given written notice to the Company specifying the event or events relied upon for such termination, the Company has not remedied such event or events within 30 days of the receipt of such notice and the Employee resigns within six months following the occurrence of the Good Reason event or at such later time as the Employee and the Company mutually agree (it being understood that the parties consider any effects of Section 409A, if applicable, before reaching agreement).

For the avoidance of doubt, if at any time following a Change in Control, the Participant ceases to be a Service Provider due to the events set forth in Paragraphs 4(B) (that is not otherwise covered by the paragraph above), 4(C), 4(D), or 4(E) above then the applicable vesting treatment and payment timing set forth above shall continue to apply, provided that such vesting treatment (including proration) and/or payment timing shall be applied with respect to the CIC Earned PRSUs.

5.
Payment after Vesting.

A.
General Rule. Subject to Section 11, any PRSUs that vest will be paid to the Participant (or in the event of the Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 5(B), such vested PRSUs shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will (i) the Participant be permitted, directly or indirectly, to specify the taxable year of payment of any PRSUs payable under this Agreement, or (ii) payment of any vested PRSUs be made after the applicable short-term deferral period under Section 409A.

B.
Acceleration.

i.
Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested PRSUs at any time, subject to the terms of the Plan. If so accelerated, such PRSUs will be considered as having vested as of the date specified by the Administrator. If the Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 5(B) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Agreement only by direct and specific reference to such sentence.

Exhibit 10.37

ii.
“Specified Employees”. Notwithstanding anything in the Plan or this Agreement or any other agreement (whether entered into before, on or after the Start Date), if the vesting of the balance, or some lesser portion of the balance, of the PRSUs is accelerated in connection with the Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated PRSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination as a Service Provider, then the payment of such accelerated PRSUs will not be made until the date six (6) months and one (1) day following the date of the Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the PRSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.

C.
Section 409A. It is the intent of this Agreement that all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the PRSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. To the extent required to be exempt from or comply with Section 409A, references to the Participant’s termination as a Service Provider or similar phrases used in this Agreement will mean the Participant’s “separation from service” within the meaning of Section 409A. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse the Participant, or be otherwise responsible for, any taxes or costs that may be imposed on the Participant as a result of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

6.
Assignment or Transfer. Except to the limited extent provided in Section 16, this grant as it pertains to unvested PRSUs, and the rights and privileges conferred thereby, will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested PRSUs, or any right or privilege conferred thereby, or upon any attempted sale under any execution, attachment or similar process, any unvested PRSUs, and the rights and privileges conferred thereby, immediately will become null and void.

Exhibit 10.37

7.
Plan and Administrator. The construction of the terms of this Agreement shall be controlled by the Plan, a summary of which accompanies this Agreement and is hereby made a part hereof as though set forth herein verbatim, and the rights of the Participant are subject to modification and termination in certain events as provided in the Plan. The Administrator’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Participant. Subject to Section 17.1 of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

8.
Compliance with Securities Laws. No PRSUs shall be issued in respect hereof, unless in compliance with applicable federal and state tax and securities laws. If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement.

9.
Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company to the attention of its Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the most recent address which the Participant has provided in writing to the Company.

10.
Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this PRSU Award, the Participant agrees that the Company may deliver these documents in an electronic format. If at any time the Participant would prefer to receive paper copies of these documents, as the Participant is entitled to, the Company would be pleased to provide copies free of charge. Please contact the Company’s Stock Plan Administrator to request paper copies of these documents.

11.
Tax Obligations.

A.
Responsibility for Taxes. When Shares are issued as payment for vested PRSUs, the Participant generally will recognize immediate U.S. taxable income if the Participant is a U.S. taxpayer. If the Participant is a non-U.S. taxpayer, the Participant will be subject to applicable taxes in his or her jurisdiction. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”) or any Parent or Subsidiary to which the Participant is providing services (together, the “Service Recipients”), the ultimate liability for any

Exhibit 10.37

tax and/or social insurance liability obligations and requirements in connection with the PRSUs, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant, (ii) the Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the PRSUs or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the PRSUs (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains the Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). The Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the PRSUs, including, but not limited to, the grant, vesting or settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) commits to or is under any obligation to structure the terms of the grant or any aspect of the PRSUs to reduce or eliminate the Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if the Participant is subject to Tax Obligations in more than one jurisdiction between the Start Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If the Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, the Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

B.
Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld, if any, with respect to taxes and other withholdings (“Company Withholdings”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, is authorized to require the Participant to satisfy Tax Obligations by a prescribed method, in whole or in part (without limitation), if permissible by applicable local law.

The Administrator has determined that the Company shall satisfy any Company Withholdings for (i) any Participant who is subject to Section 16 of the Exchange Act through the Withhold to Cover method (as defined below), and (ii) any other Participant through the Sell to Cover method (as defined below). If a Participant is under any trading restrictions on any vesting date (e.g., due to a quarterly blackout or special blackout imposed by the Company, or due to the Service Provider’s entry into a 10b5-1 trading plan under which a sale of Shares into the market would be

Exhibit 10.37

prohibited), the Company shall satisfy any Company Withholdings for such Service Provider through the Withhold to Cover method.

The Company is authorized to require a Participant to satisfy Tax Obligations by any of the following methods: (i) paying cash, (ii) selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the requirement for such Company Withholdings (such withholding method, “Sell to Cover”), (iii) having the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount that is necessary to meet the withholding requirement, if any (such withholding method, “Withhold to Cover”), (iii) deducting any Company Withholdings from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Service Recipient, or (iv) delivering to the Company already vested and owned Shares that, unless specifically permitted otherwise in the discretion of the Administrator, have been previously owned and held by Participant for at least six months having a Fair Market Value equal to such Company Withholdings.

If the Participant fails to make satisfactory arrangements for the payment of any such Company Withholdings hereunder at the time any applicable PRSUs otherwise are scheduled to vest pursuant to Sections 3, 4, or 5, or if Company is not able to do so due to the inaction of the Participant, the Participant may, in the Company’s sole discretion, permanently forfeit such PRSUs and any right to receive Shares thereunder and such PRSUs will be returned to the Company at no cost to the Company. The Participant acknowledges and agrees that the Company may refuse to deliver the Shares if the Participant fails to make satisfactory arrangements for the timely payment of any such Company Withholdings. If the Participant is subject to tax in more than one jurisdiction between the Grant Date and a date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.

12.
Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

Exhibit 10.37

13.
No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PRSUs PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS PRSU AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

14.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the Shares underlying the PRSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

15.
Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares covered by the PRSUs subject to this Agreement, as determined in the discretion of the Administrator. For the avoidance of doubt, no adjustment will be made for regular periodic dividends, other than to the extent provided in Section 3(G).

16.
Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

17.
Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, which

Exhibit 10.37

shall nonetheless remain in full force and effect. Upon any determination that any provision is invalid, illegal or incapable of being enforced, such provision shall be modified to the extent necessary to render it valid, legal and enforceable while preserving its intent, or if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

18.
No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

19.
Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall be binding on of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.

20.
Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21.
Amendment, Suspension or Termination of the Plan. By accepting this Award, the Participant expressly warrants that he or she has received an award of PRSUs under the Plan, and has received, read, and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

22.
Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of PRSUs.

23.
Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under these PRSUs or this Agreement, the parties hereby

Exhibit 10.37

submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation will be conducted in the courts of Larimer County, Colorado, or the United States federal courts for the District of Colorado, and no other courts, where this Agreement is made and/or to be performed.

24.
Entire Agreement; Order of Precedence. The Plan and this Agreement, and any CIC Agreement (as defined below), constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. For the avoidance of doubt, nothing in this Agreement shall be a basis for providing or calculating severance or similar pay, unless required by Applicable Laws. Further and notwithstanding the foregoing, with respect to any Change in Control and the applicable provisions of Section 4(G), the Participant acknowledges and agrees that any provisions providing the Participant with any vesting or vesting acceleration benefits pursuant to (a) the CIC Agreement and (b) any offer letter between the Company and Participant, will not apply to this Award.

25.
Important Participant Acknowledgements. By accepting this Agreement, the Participant acknowledges and agrees to all of the terms and conditions described in this Agreement and in the Plan. As of the date of grant specified above, this Agreement, the Plan and, if applicable, the Participant’s Amended and Restated Executive Severance and Change in Control Agreement (the “CIC Agreement”), set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award, with the exception of any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. As provided in any such compensation recovery policy, the Participant might be required to repay to the Company part or all of the compensation that the Participant receives under this Agreement and/or some of the Shares covered by this Agreement automatically may be forfeited.

Exhibit 10.37

EXHIBIT A

Determining TSR

The Performance Goal applicable to the PRSUs relates to the extent to which the Company achieves total stockholder return (“TSR”) relative to the companies that comprise the S&P MidCap 400 Index as of the Start Date (such index, the “Index,” such companies, the “Index Companies,” and such relative TSR, the “Relative TSR”). The specific method for calculating Company TSR and Index Company TSR, including potential adjustments to TSR for certain events, is set forth in this Exhibit A. Relative TSR will be determined in accordance with Section 3(D) of the Agreement.

Company TSR. Company TSR will be determined by comparing:

A.
the average of the closing prices of a share of Common Stock on the Nasdaq Global Select Market (or such other principal exchange on which shares of Common Stock are traded, if applicable) for the thirty (30) consecutive trading day period beginning on and inclusive of the Start Date; to

B.
the average of the closing prices of a share of Common Stock on the Nasdaq Global Select Market (or such other principal exchange on which shares of Common Stock are traded, if applicable) for the thirty (30) consecutive trading day period ending with and inclusive of the last trading day of the Performance Period.

The formula for determining Company TSR thus would be [(B) / (A) – 1]. The Company TSR will be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) as compared to the average of the closing prices in clause (A) of this subsection.

Index Company TSR. To determine Relative TSR, the TSR of each Index Company also will be measured, as follows. For each Index Company, the TSR will be determined by comparing:

X.
the average of the closing prices of a share of the Index Company’s common stock on the principal U.S. exchange on which the shares are traded for the thirty (30) consecutive trading day period beginning on and inclusive of the Start Date; to

Y.
the average of the closing prices of a share of the Index Company’s common stock on the principal U.S. exchange on which the shares are traded for the thirty (30) consecutive trading day period ending with and inclusive of the last trading day of the Performance Period.

The formula for determining an Index Company TSR thus would be [(Y) / (X) – 1]. An Index Company TSR will be expressed as a percent of increase (i.e., a positive percent) or decrease (i.e., a negative percent) as compared to the average of the closing prices in clause (X) of this subsection.

TSR Adjustments for Dividends. For purposes of determining Company TSR and Index Company TSR, the value of any dividends and other distributions will be determined by treating such dividends or other

Exhibit 10.37

distributions as reinvested in additional shares of Common Stock or shares of the Index Company, as applicable, at the closing price on the applicable ex-dividend date.

Index Adjustments for Certain Other Events.

Acquired Index Companies. If, during the Performance Period, an Index Company is acquired by another entity, such Index Company will be disregarded for purposes of determining Relative TSR.

Bankrupt Index Companies. If, during the Performance Period, an Index Company declares bankruptcy, then for purposes of determining Relative TSR, the TSR for such Index Company will be deemed to be negative one hundred percent (-100%).

No Longer Publicly Traded Index Companies. If, during the Performance Period, an Index Company ceases to be publicly traded on an established stock exchange or a national market system, for any reason other than pursuant to subsections (i) and (ii) above, such Index Company will be disregarded for purposes of determining Relative TSR.

Additional Rule. For the avoidance of doubt, no company will be added as an Index Company during the Performance Period.